EXHIBIT 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2008 First Quarter Financial Results and
Updates Development of Product Candidates
Mountain View, California — May 12, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) reported today financial results for its fiscal quarter ended March 31, 2008 and provided an update on the Company’s progress with its product candidates. The net loss for the 2008 first fiscal quarter, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $14.6 million, compared to a net loss of $10.9 million in the comparable period in 2007. Alexza had consolidated cash, cash equivalents and marketable securities (including investments held by Symphony Allegro) at March 31, 2008 of $111.7 million.
“The first four months of 2008 have been very productive for Alexza, as we have continued to make progress on all of our product candidates. Importantly, we initiated our first pivotal Phase 3 trial with AZ-004 (Staccato® loxapine),” said Thomas B King, President and CEO of Alexza. “We have a comprehensive plan in place to collect the data and other supporting information we will need to submit an NDA for AZ-004. We plan to initiate our second AZ-004 Phase 3 clinical trial in the third quarter of 2008.”
Financial Results — Three Months Ended March 31, 2008 and 2007
GAAP operating expenses were $19.2 million in the first quarter of 2008, compared to $13.8 million for the comparable period in 2007. The first quarter increase resulted from increased spending on AZ-004 and AZ-104 as the Company continued development of these product candidates under the Symphony Allegro agreement, increased spending on AZ-003 with continued development of this product candidate under the development agreement with Endo Pharmaceuticals, increased spending for device development and manufacturing process scale-up efforts, increased personnel related costs to support these efforts, and increased share-based compensation costs.
On January 1, 2006, Alexza adopted FAS 123R and reports employee share-based compensation expense based on the fair value of the award. Share-based compensation was $1,191,000 in the first quarter of 2008 compared to $719,000 in the comparable period in 2007.
Alexza’s Consolidated Statements of Operations include the operations of Symphony Allegro, Inc., its variable interest entity. As the Company has no direct ownership in Allegro, it reduces its net loss by the losses incurred by Allegro. “Loss attributed to noncontrolling interest in Symphony Allegro, Inc.” reduced net loss for the first quarter of 2008 by $3.8 million and reduced net loss for the first quarter of 2007 by $2.1 million.

Product Candidates Development Update
•	AZ-004 (Staccato loxapine). Alexza is developing AZ-004 for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. In February 2008, Alexza initiated its first Phase 3 clinical trial, designed to enroll approximately 300 schizophrenic patients with acute agitation at 25 U.S. clinical centers. The trial is an in-clinic, multi-center, randomized, double-blind, placebo-controlled study and will test AZ-004 at two dose levels, 5 and 10 mg. Patients may receive up to 3 doses of study drug in a 24-hour period, depending on their clinical status. The primary endpoint for the study is the change from baseline in the PEC score, measured at 2 hours after the first dose. Various assessments of a patient’s agitation state will be conducted at serial time points using standard agitation scales over the first 4-hour post-dose time period, with follow-up assessments at the end of the 24-hour study period. Side effects will be recorded throughout the 24-hour period. A second Phase 3 clinical trial is projected to begin in the third quarter of 2008. The design of the second study will be similar to the first trial, except that the patient population will be patients with bipolar disease. AZ-004 has been licensed to Symphony Allegro, Inc., and Alexza has the right to repurchase all rights to this product candidate.
•	AZ-001 (Staccato prochlorperazine). Alexza is developing AZ-001 to treat patients suffering from acute migraine headaches. In December 2007, the Company completed enrollment of a thorough QT clinical trial, in which two doses of AZ-001 (5 and 10 mg) were compared to active control and to placebo. The purpose of a thorough QT study is to determine a drug’s effect on cardiac rhythms. Based on a preliminary analysis of the data from the study, neither of the doses of AZ-001 produced a QT/QTc prolongation that would suggest an increased risk of cardiac arrhythmia. The Company recently completed a 28-day repeat dose inhalation study in dogs. Consistent with previous findings in shorter-term and higher dose studies, the Company observed dose-related minimal to slight metaplasia in the upper respiratory tract, primarily in the nasal epithelium, in all treated groups. These changes were partially reversible by the end of a 28-day post-treatment period. No lower respiratory tract or lung findings were reported. Alexza has requested an end of Phase 2 meeting with the FDA for AZ-001.
•	AZ-104 (Staccato loxapine). Alexza is developing AZ-104 to treat patients suffering from acute migraine headaches. AZ-104 is a lower dose version of AZ-004. In March 2008, the Company announced positive initial results of an in-clinic, multi-center, randomized, double-blind, single administration, placebo-controlled Phase 2a proof-of-concept clinical trial in 168 migraine patients with or without aura. Three doses of AZ-104 (1.25, 2.5 and 5 mg) were evaluated against placebo in the clinical trial. Using the IHS 4-point rating scale, the primary efficacy endpoint was pain-relief response at 2 hours post-administration. AZ-104 met the primary efficacy endpoint of the clinical trial for the two highest doses of the drug compared to placebo. Statistically significant improvements in pain response were observed in 76.7% of patients at the 5 mg dose (p=0.02), 79.1% of patients at the 2.5 mg dose (p=0.01) and 67.4% of patients at the 1.25 mg dose (p=0.18), compared to 51.3% of patients receiving placebo. AZ-104 has been licensed to Symphony Allegro and the Company has the right to repurchase all rights to this product candidate.
•	AZ-002 (Staccato alprazolam). Alexza is developing AZ-002 for the acute treatment of panic attacks associated with panic disorder. The Company completed enrollment of its Phase 2a proof-of-concept clinical trial in patients with panic disorder in April 2008. Alexza expects to report initial results of this trial by the end of the second quarter of 2008. AZ-002 has been licensed to Symphony Allegro and the Company has the right to repurchase all rights to this product candidate.
•	AZ-003 (Staccato fentanyl). Alexza is jointly developing AZ-003 with Endo Pharmaceuticals Inc. for the treatment of breakthrough pain in cancer and non-cancer patients. Endo is responsible for regulatory, pre-clinical and clinical development, and for commercializing the product in North America. Alexza is responsible for the development of the Staccato Electric Multiple Dose device, and the Company has the exclusive right to manufacture the product for clinical development and commercial supply.
•	AZ-007 (Staccato zaleplon). Alexza is developing AZ-007 for the treatment of insomnia in patients who have difficulty falling asleep, including patients who awake in the middle of the night and have difficulty falling back asleep. In March 2008, Alexza completed enrollment in a Phase 1 clinical trial of 40 healthy volunteers at a single U.S. clinical center. The purpose of this trial was to assess the safety, tolerability and pharmacokinetic parameters of a single dose of AZ-007. Using a double-blind, randomized, dose-escalation trial design, 4 doses of AZ-007 (ranging from 0.5 to 4.0 mg) were compared to placebo.

In April 2008, Alexza announced positive initial results from the Phase 1 study. AZ-007 delivered an IV-like pharmacokinetic profile with a median time to peak venous concentration (Tmax) of 1.6 minutes. Zaleplon exposure was dose proportional across the 4 doses studied, as calculated by power analysis. Pharmacodynamics, measured as sedation self-assessed on a 100 mm visual-analog scale, showed onset of effect as early as 2 minutes after dosing with AZ-007. There were no serious adverse events. The most frequently reported adverse events in subjects receiving AZ-007 were dizziness and somnolence. These data indicate a rapid onset of effect, apparently directly related to the IV-like pharmacokinetics, and showed that AZ-007 was generally safe and well tolerated in this population of healthy volunteers.

Conference Call Information
Alexza will host a conference call today at 4:30 p.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call, replay and webcast are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=P9XDCERPG.
To access the live conference call via phone, dial 1-888-713-4211. International callers may access the live call by dialing 1-617-213-4864. The reference number to enter the call is 47115180.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 1-888-286-8010 for domestic callers or 1-617-801-6888 for international callers. The reference number to enter the replay of the call is 41081227.
About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has six product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, is in Phase 3 testing. AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches has completed Phase 2 testing. AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches and AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder are in Phase 2 testing. Product candidates in Phase 1 testing include AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza is available online at www.alexza.com.

Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical guidance is as of May 12, 2008 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of March 31, 2008.
This press release includes forward-looking statements regarding the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business.”, and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com

Alexza Pharmaceuticals, Inc.
(a development stage company)
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenue	$—	$—

Operating expenses:
Research and development	14,693	10,235
General and administrative	4,462	3,585
Acquired in-process research and development	—	—

Total operating expenses	19,155	13,820

Loss from operations	(19,155)	(13,820)

Interest and other income, net	1,080	1,057
Interest expense	(291)	(235)

Loss before noncontrolling interest in Symphony Allegro, Inc.	(18,366)	(12,998)

Loss attributed to noncontrolling interest in Symphony Allegro, Inc.	3,757	2,082

Net loss	$(14,609)	$(10,916)

Basic and diluted net loss per share	$(0.47)	$(0.46)

Shares used to compute basic and diluted net loss per share	31,225	23,869

Alexza Pharmaceuticals, Inc.
(a development stage enterprise)
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
	Unaudited	(1)
Assets
Cash, cash equivalents and marketable securities	$75,716	69,391
Investments held by Symphony Allegro, Inc.	35,936	39,449
Other current assets	2,350	13,432
Total current assets	114,002	122,272

Property and equipment, net	25,999	26,156
Other non-current assets	694	697
Total assets	140,695	149,125

Liabilities and stockholders’ equity
Current liabilities	15,741	16,180
Non-current liabilities	31,986	33,002
Non-controlling interest in Symphony Allegro, Inc.	20,195	23,952
Stockholders equity	72,773	75,991
Total liabilities and stockholders’ equity	140,695	149,125

(1)	Derived from audited consolidated financial statements at that date.